Eaton Vance Growth Trust
                                24 Federal Street
                                Boston, MA 02110
                                 (617) 482-8260





                                            March 14, 1997



Worldwide Developing Resources Portfolio
IBT Trust Company (Cayman), Ltd.
The Bank of Nova Scotia Building
P.O. Box 501
George Town
Grand Cayman, Cayman Islands
British West Indies

Ladies and Gentlemen:

         With respect to our purchase from you, at the purchase price of $100,000, of an interest (an "Initial Interest") in Worldwide Developing
Resources Portfolio (the "Portfolio"), we hereby advise you that we are purchasing such Initial Interest for investment purposes without any present intention of redeeming or reselling.

         The amount paid by the Portfolio on any withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the proportion of the amount of such Initial Interest withdrawn to the aggregate Initial Interests of all holders of similar Initial Interests then outstanding after taking into account any prior withdrawals of any such Initial Interest.


                                            Very truly yours,


                                            EATON VANCE GROWTH TRUST
                                            (on behalf of EV Marathon Worldwide
                                             Developing Resources Fund)


                                             By:  /s/  M. Dozier Gardner
                                                  ---------------------------
                                                  M. Dozier Gardner
                                                  Vice President